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Pricing Supplement Dated February 10, 1999     Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and    File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date:February 10, 1999   Original Issue Date: February 24, 1999
Principal Amount: $40,000,000  Net Proceeds to Issuer: $39,100,000
Issue Price: 97.75%            Agent's Capacity:
Selling Agent's                x Principal Basis      Agency Basis
Commission/Discount: 2.25%
Interest Rate: 6.25% per annum      Interest Payment Dates:
Maturity Date: February 24, 2014    Monthly,on the 24th,
                                    Commencing March 24, 1999.
___________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
            x The Notes may be redeemed prior to maturity on February 24, 2003 and on any August 24 or February 24 thereafter on 30 calendar days notice.

      Initial Redemption Date: February 24, 2003

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

            x     The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of

      Optional Repayment Date:  N/A

      Optional Repayment Price:  N/A

Discount Note:    Yes    x    No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch & Co. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $39,100,000.

                         Merrill Lynch & Co.